Exhibit 11(a)
[Morgan, Lewis & Bockius letterhead]

May 27, 2016
Touchstone Strategic Trust
303 Broadway, Suite 1100
Cincinnati, Ohio 45202

RE:    Touchstone Global Growth Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Touchstone Strategic Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Touchstone Global Growth Fund (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about May 27, 2016 (the “Registration Statement”), with respect to the Acquiring Fund’s Institutional Shares of beneficial interest (the “Acquiring Fund Shares”) to be issued in exchange for the assets of DSM Global Growth Fund and DSM Global Growth & Income Fund (each, an “Acquired Fund”), each a series of Professionally Managed Portfolios, a Massachusetts business trust (the “PMP Trust”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.
In connection with the furnishing of this opinion, we have examined the following documents:

(a)    a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)    a copy of the Trust’s Amended and Restated Declaration of Trust, dated May 19, 1993, as filed with the office of the Secretary of the Commonwealth of Massachusetts on June 28, 1993, and each amendment thereto on file with the office of the Secretary of the Commonwealth of Massachusetts (as so amended, the “Declaration”) including the amendment effective as of May 19; 2016 relating to the Trust’s series and classes of shares (the “Designation”);

(c)    a certificate of the Assistant Secretary of the Trust, certifying as to the Trust’s Declaration, Designation, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at meetings held on February 11, 2016, March 22, 2016 and May 19, 2016 approving the Reorganization (collectively, the “Resolutions”);

(d)    a proof of the Registration Statement received on May 23, 2016; and

(e)     a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Fund and the PMP Trust on behalf of each Acquired Fund in the form included as Exhibit A to the combined Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (d) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (d) above; (ii) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (e) above; (iv) any consents or approvals required for the Reorganization will have been received; (v) the Declaration, Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.
This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.
This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.
We understand that all of the foregoing assumptions and limitations are acceptable to you.
Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the combined Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP